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                                                                    EXHIBIT 4.3



                              IMMERSION CORPORATION

               COMMON STOCK GRANT AND PURCHASE AGREEMENT AND PLAN



         THIS COMMON STOCK GRANT AND PURCHASE AGREEMENT AND PLAN (the "AGREEMENT") is made and entered into effective as of July 6, 1999 (the "EFFECTIVE DATE") by and between Immersion Corporation, a California corporation (the "COMPANY"), and Michael Reich & Associates ("Reich").

         1. GRANT OF STOCK BONUS; CONSIDERATION; ISSUANCE OF SHARES. The IMMERSION hereby grants, sells and agrees to issue, subject to the provisions of this Agreement, 85,000 shares of common stock of IMMERSION (the "SHARES"), with a current fair market value of $2.95 per share, or $250,750 total, to Reich, in consideration for the past services of Reich, actually rendered to IMMERSION or for its benefit. Reich hereby accepts the grant of and purchases the Shares, subject to the provisions of this Agreement. No further consideration shall be required of Reich in connection with the receipt of the Shares, and the Board of Directors of IMMERSION (the "BOARD") has determined by resolutions adopted on the Effective Date that the value of the past services for which the Shares are granted hereunder is at least equal to the fair market value of the Shares. The Shares granted hereunder are fully vested.

         2. ENTIRE AGREEMENT. This Agreement and the letter dated June 29, 1999 from the Reich to IMMERSION (the "Letter") constitute the entire Agreement of IMMERSION and Reich with respect to executive recruiting services specified in the Letter and supersedes all prior agreements and understandings, both written and oral, between IMMERSION and Reich with respect to the subject matter thereof. This Agreement constitutes the entire agreement with respect to the stock grant referred to in Paragraph VII, Sections A and E and fulfills IMMERSION's obligations with respect thereto.

         3. SECURITIES LAW COMPLIANCE. In connection with the issuance of the Shares, Reich hereby agrees, represents and warrants as follows:

            3.1 Reich is acquiring the Shares solely for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 as amended (the "SECURITIES ACT"). Reich further represents that it does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof; and that the entire legal and beneficial interest of the Shares acquired is being acquired for, and will be held for the account of, Reich only and neither in whole nor in part for any other person. Reich has the full right, power and authority to enter into and perform this Agreement.

            3.2 Reich acknowledges and understands that the Shares have not been registered under the Securities Act or qualified under the California Corporations Code, and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act and qualified under the California Corporations Code, an exemption from such



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registration is available, or they are sold in accordance with Rule 701 and Rule
144 promulgated under the Securities Act. Reich further acknowledges and understands that IMMERSION is under no obligation to register the Shares and that, in the absence of registration, the Shares may not be transferred. Reich understands that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless (i) they are registered or (ii) Reich has notified IMMERSION of the proposed distribution and such registration is not required in the opinion of legal counsel satisfactory to IMMERSION. Reich does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participants to such person or to any third person with respect to any of the Shares.

            3.3 Reich is aware that Rules 701 and 144, promulgated under the Securities Act, which permit limited public resale of securities acquired in a nonpublic offering, are not currently available with respect to the Shares and, in any event, are available only if certain conditions are satisfied. Reich understands that any sale of the Shares that might be made in reliance upon Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to Reich upon request.

            3.4 Reich was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

            3.5 Reich has either (a) a preexisting personal or business relationship with IMMERSION or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable Reich to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or
(b) such knowledge and experience in financial and business matters (or has relied on the financial and business knowledge and experience of Reich's professional advisor who is unaffiliated with and who is not, directly or indirectly, compensated by IMMERSION or any affiliate or selling agent of IMMERSION) as to make Reich capable of evaluating the merits and risks of an investment in the Shares and to protect Reich's own interests in the transaction, or (c) both such relationship and such knowledge and experience.

            3.6 Reich understands that the Shares have not been qualified under either the Corporate Securities Law of 1968, as amended, of the State of California by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Reich's representations as expressed herein. Reich understands that IMMERSION is relying on Reich's representations and warrants that IMMERSION is entitled to rely on such representations and that such reliance is reasonable.

         4. INDEPENDENT CONTRACTOR RELATIONSHIP. Reich and IMMERSION understand, acknowledge and agree that Reich's relationship with IMMERSION is that of an independent



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contractor and nothing in this Agreement is intended to or should be construed to create a partnership, joint venture or employment relationship.

         5. RESTRICTIONS ON TRANSFER OF SHARES. No Shares acquired pursuant to this Agreement may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of Reich), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and any such attempted disposition shall be void. The IMMERSION shall not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

         6. REGISTRATION RIGHTS. If, during any period that Reich is not eligible to sell Shares in reliance upon Rule 144, IMMERSION (other than in consequence of or related to the exercise of demand registration rights by holders of IMMERSION's securities having demand registration rights and other than with respect to IMMERSION's registration of shares in connection with its initial public offering) shall determine to register any of its securities under the Securities Act for its own account (other than a registration relating to employee stock option or purchase plans, or a registration on Securities and Exchange Commission ("SEC") Form S-4 relating to an SEC Rule 145 transaction, or a registration on any form other than SEC Forms S-1, S-2 or S-3, or their successor forms or any successor to such forms, which does not include substantially the same information as would be required to be included in a registration covering the sale of the Shares) IMMERSION will promptly give to Reich written notice thereof; and include in such registration statement, and in any underwriting involved therein, all the Shares specified in a written request, made within thirty (30) days after receipt of such written notice from IMMERSION, by Reich, except as set forth in this Section 6. If the registration of which IMMERSION gives notice is for a registered public offering involving an underwriting, IMMERSION shall so advise Reich as a part of the written notice given pursuant to this Section 6. In such event the right of Reich to registration pursuant to this Section 6 shall be conditioned upon Reich's participation in such underwriting and the inclusion of Reich's Shares in the underwriting to the extent provided herein. Reich shall (together with IMMERSION and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by IMMERSION. Notwithstanding any other provision of this Section 6, the underwriter may limit the number of Shares and other securities of IMMERSION held by shareholders (other than Reich) having contractual rights to registration to be included in the registration and underwriting ("REGISTRABLE SECURITIES"), or may exclude Registrable Securities, Shares and the shares of officers, directors and advisors ("ADDITIONAL SHARES") entirely from such registration and underwriting. The IMMERSION shall so advise all holders of Registrable Securities, Shares and Additional Shares which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities, Shares and Additional Shares of such holders that may be included in the registration and underwriting shall be allocated among holders requesting registration in proportion, as nearly as practicable, to the respective amounts of shares held by each of such holders as of the date of the notice pursuant to this Section 6, subject to the



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provisions of this Section 6. If IMMERSION disapproves of the terms of any such underwriting, IMMERSION may elect to withdraw therefrom by written notice to IMMERSION and the underwriter. Any Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration. The rights contained in this Section 6 shall not be assignable without the consent of IMMERSION.

         7. FURTHER INSTRUMENTS. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

         8. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party's signature or at such other address as such party may designate in writing from time to time to the other party.

         9. BINDING EFFECT. This Agreement shall inure to the benefit of the successors and assigns of IMMERSION and, subject to the restrictions on transfer herein set forth, be binding upon Reich and Reich's heirs, executors, administrators, successors and assigns.

         10. CERTIFICATE REGISTRATION. The certificate or certificates for the Shares acquired pursuant to this Agreement shall be registered in the name of Reich.

         11. AMENDMENTS. No amendment or addition to this Agreement shall be effective unless in writing signed by IMMERSION.

         12. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.



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         IN WITNESS WHEREOF, the parties hereto have as of the Effective Date first written above caused this Common Stock Grant and Purchase Agreement and Plan to be executed.

                                     Immersion Corporation,
                                     a California corporation

                                     By:  /s/  Timothy Lacey
                                        ------------------------------------
                                          Timothy Lacey,
                                          Chief Financial Officer

                                     Address:  2158 Paragon Drive
                                               San Jose, CA 95131

         Reich represents that Reich is familiar with the terms and provisions of this Agreement and hereby accepts the Shares subject to all of the terms and provisions thereof.



                                                   MICHAEL REICH & ASSOCIATES

                                          /s/ Michael A. Reich
                                        ------------------------------------

                                        Print Name: Michael A. Reich
                                                    ------------------------

                                        Address:  2995 Woodside Road
                                                  --------------------------
                                                  Suite 260
                                                  --------------------------
                                                  Woodside, CA 94062
                                                  --------------------------






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